UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC  20549

                             FORM 8-K/A

                          CURRENT REPORT
Pursuant to Section 13 OR 15(b) of The Securities Exchange
Act of 1934


         Date of Report (Date of earliest event reported)
              February 28, 1997  (December 31, 1996)


                      SUSA Partnership, L.P.
     (Exact name of registrant as specified in its charter)


     Tennessee              333-03344         62-1554135




(State or other            (Commission     (IRS Employer
jurisdiction               File Number)    Identification No.)
of incorporation)



10440 Little Patuxent Parkway, Suite 1100,          21044
Columbia, Maryland

(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (410) 730-9500

Note:     The purpose of this Form 8K/A is to amend
          Item 5 of the Form 8-K filed on
          February 18, 1997, to correct certain
          immaterial errors contained therein.

Item 5:    Other Events

     The attached exhibit provides selected financial data for SUSA Partnership, L.P. for the fourth quarter and year ended December 31, 1996. Revenues for the fourth quarter of 1996, were $32,391,000, an increase of $11,820,000 or 57.5%, compared to $20,571,000 for the fourth quarter of 1995. Net income for the fourth quarter of 1996 was $14,254,000, an increase of 5,804,000 or 68.7%, compared to $8,450,000 for the fourth quarter of 1995. Net income per unit was $0.54 for the fourth quarter of 1996, a 17.4% increase over the $0.46 per unit for the same period of 1995.

     Revenues for the year ended December 31, 1996, were $107,517,000, an increase of $39,510,000, or 58.1%, compared to the $68,007,000 for the year ended December 31, 1995. Net income for the year ended December 31, 1996, was $46,211,000, an increase of $15,291,000, or 51.9%, compared to the net income of $30,420,000 for the year ended December 31, 1995. Net income per unit was $2.09 for the year ended December 31, 1996, an 11.8% increase over the $1.87 per unit for 1995.

     Funds from operations for the fourth quarter of 1996 were $17,883,000 versus $10,889,000 for the fourth quarter of 1995.
For the year ended December 31, 1996, funds from operations were $57,941,000 versus $38,053,000 for 1995.

     At December 31, 1996, the average occupancy of the 242 facilities owned by the Partnership was 86% physical and 79% economic with an average rent per square foot of $9.73. For the 153 comparable facilities owned by the Partnership since December 31, 1995, average occupancy was 87% physical and 80% economic compared to 88% physical and 81% economic a year ago. Average rent per square foot for the 153 facilities increased 7.5%, rising to $9.61 from $8.94 a year ago.

     During the year, the Partnership acquired 82 facilities totalling 5,401,000 square feet for a cost of approximately $304,000,000, including the issuance of 901,374 operating partnership units valued at $30,728,000. Subsequent to the end of the year, the Partnership has acquired two facilities totalling 143,000 square feet at a cost of $5,100,000. The Partnership currently has contracts not previously announced to acquire two facilities at an aggregate cost $5,000,000.

     In addition to its acquisitions during the year, the Partnership opened two newly constructed facilities in northern Virginia totalling 123,000 square feet for a cost of $9,268,000. During the year the Partnership completed five expansions to exisiting facilities in Sarasota and North Lauderdale, FL, Memphis, TN, Albuquerque, NM, and Wethersfield, CT, totaling 129,000 square feet. The Partnership currently has plans to develop 21 new facilities containing 1,650,000 square feet, primarily in the Washington, DC, San Francisco, CA and Memphis, TN areas. Of these, 12 projects are under construction or in construction planning, with expected costs totaling $46,000,000 and completion dates anticipated to range from the second quarter of 1997 through the first quarter of 1998. Expansions are planned for 23 existing facilities, and of these, 18 are under way with planned completion dates ranging from the second to fourth quarters of 1997. Estimated costs and square feet of the 18 expansions under way are $12,800,000 and 320,000, respectively.

Item 7:    Financial Statements and Exhibits


(c)Exhibits

   Exhibit         Description

     99.0 Summary consolidated financial informatiom for the year ended December 31, 1997

                         SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                  DATED: February 28, 1997


                                  SUSA PARTNERSHIP, L.P.




                                  By: /s/ Christopher P. Marr
                                  Christopher P. Marr
                                  Vice President-Financial
                                  Reporting and Controller